Exhibit 97.1
        Clawback Policy
I.Purpose
This Clawback Policy (the “Policy”) enables UGI Corporation (the “Company”) to recover Erroneously Awarded Compensation from current and former Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and the applicable rules of the New York Stock Exchange (the “NYSE”) Listed Company Manual (the “Listing Standards”). All capitalized terms used and not otherwise defined shall have the meanings set forth in “Defined Terms” below.
II.Administration
This Policy shall be administered by the Compensation and Management Development Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). Any determinations made by the Committee shall be final and binding on all affected individuals.
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with Rule 10D-1, the Listing Standards, and any other applicable law, regulation, rule or interpretation of the U.S. Securities and Exchange Commission (the “SEC”) or NYSE promulgated or issued in connection therewith.
III.Defined Terms
As used in this Policy, the following definitions shall apply:
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “‘Big R’ restatement”), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “‘little r’ restatement”).
“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Recoverable Incentive-Based Compensation previously Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in such Accounting

Restatement, and must be computed without regard to any taxes paid by the relevant Executive Officer.
“Executive Officer” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act (17 C.F.R. 240.16a-1(f)).
“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (“TSR”) (and any measures that are derived wholly or in part from stock price or TSR) are also Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
“Received”, with respect to any Incentive-Based Compensation, means actual or deemed receipt, and Incentive-Based Compensation shall be deemed Received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
“Recoverable Incentive-Based Compensation” means any Incentive-Based Compensation Received by a current or former Executive Officer: (i) on or after October 2, 2023; (ii) after beginning services as an Executive Officer; (iii) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company); (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) during the applicable Recovery Period.
“Recovery Period” means the three completed fiscal years of the Company immediately preceding the Restatement Date, and if the Company changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years.
“Restatement Date” means the earlier to occur of the date (i) the Board, a committee of the Board, or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
IV.Recovery of Erroneously Awarded Compensation
In the event of an Accounting Restatement, the Company will reasonably promptly recover from current and former Executive Officers all Erroneously Awarded Compensation Received in accordance with the Listing Standards and Rule 10D-1 as follows:
A.The Committee shall determine the amount of any Erroneously Awarded Compensation for each current and former Executive Officer in connection with such Accounting Restatement, and shall promptly provide such Executive Officers with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-Based Compensation based on (or derived from) stock price or TSR, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide the relevant documentation as required to the NYSE).

B.The Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation from current and former Executive Officers based on the particular facts and circumstances.

C.To the extent that a current or former Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, the Company may credit the reimbursed amount to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy.

D.To the extent that a current or former Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the Executive Officer. The Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

E.Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation where the Committee determines that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

i.the direct expense paid to a third party to assist in enforcing this Policy against a current or former Executive Officer would exceed the amount of Erroneously Awarded Compensation to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempt(s), and provided such documentation to the NYSE; or

ii.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

V.Reporting and Disclosure Requirements
The Company shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities law, including disclosures required by applicable SEC filings.

VI.Prohibition of Indemnification
The Company shall not be permitted to indemnify any current or former Executive Officer against (i) the loss of Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation that is granted, paid, or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy supersedes any such agreement (whether entered into before or after the effective date of this Policy).
VII.Amendment or Termination
The Committee may amend this Policy from time to time, in its discretion, as it deems necessary. No amendment or termination of this Policy will be effective if such amendment or termination would, after taking into account any actions taken by the Company contemporaneously with such amendment or termination, cause the Company to violate any federal securities laws, SEC rules, or the Listing Standards.
VIII.Other Recover Rights
This Policy is binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE, their beneficiaries, heirs, executors, administrators, or other legal representatives. The Committee intends that this Policy shall be applied to the fullest extent of the law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer will be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule, or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

Approved by the UGI Corporation Compensation and Management Development Committee on November 15, 2023.
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